Exhibit 99.1

For Immediate Release

Contact:

Jean Suzuki

Investor Relations

(650) 454-2648

jean.suzuki@facetbiotech.com

FACET BIOTECH ELECTS HOYOUNG HUH, M.D., PH.D. TO BOARD OF DIRECTORS

Redwood City, Calif., September 9, 2009 — Facet Biotech Corporation (Nasdaq: FACT) today announced the election of Hoyoung Huh, M.D, Ph.D. as a member of its board of directors effective September 5, 2009.

“We are pleased to have Hoyoung, a biotechnology industry leader with extensive executive leadership, operating and business development experience, join the Facet Biotech board,” said Brad Goodwin, chairperson of Facet Biotech’s board of directors. “His broad, relevant knowledge of our industry will be invaluable in helping us shape Facet into a leading oncology-focused biotechnology company.”

Dr. Huh is currently president and chief executive officer of BiPar Sciences, Inc., a leading oncology therapeutics company and pioneer in the novel mechanism of DNA-repair inhibition.  BiPar has recently been acquired by the global pharmaceutical company, sanofi-aventis, in April of 2009, and remains as a center of innovation within sanofi-aventis.  Prior to BiPar, Dr. Huh served at Nektar Therapeutics, Inc., as a member of its board of directors, chief operating officer and head of the PEGylation Business Unit.  Dr. Huh has led multiple partnerships with major pharmaceutical companies, including Bayer AG, Baxter International Inc., Bristol-Myers Squibb Co., Novartis AG, Pfizer, Inc and Roche Holding Ltd.  Dr. Huh is a thought leader and frequent speaker on topics including technology licensing, mergers and acquisitions, and innovative product launches.  He was a partner at McKinsey & Company, a global management consulting firm, where he served as a leader in the healthcare and biotechnology practice across U.S., Europe and Asia. He currently serves on the board of directors at BayBio, a biotechnology industry association, Interplast, Inc. and SciDose LLC. Dr. Huh received his M.D. degree from Cornell University, Ph.D. in Genetics/Cell Biology from Cornell University/Sloan-Kettering Institute, and his A.B. in Biochemistry from Dartmouth College.

About Facet Biotech

Facet Biotech is a biotechnology company dedicated to advancing its pipeline of five clinical-stage products, leveraging its research and development capabilities to identify and develop new oncology drugs and applying its proprietary next-generation protein engineering technologies to potentially improve the clinical performance of protein therapeutics. Facet Biotech Corporation launched in December 2008 as a spin-off from PDL BioPharma, Inc.

NOTE: Facet Biotech and the Facet Biotech logo are considered trademarks of Facet Biotech Corporation.